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                                                                    EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

Thursday, September 21, 2000 PRESS RELEASE
SOURCE: Innovative Gaming Corporation of America
INNOVATIVE GAMING ANNOUNCES TERMINATION OF THE nMORTGAGE MERGER AND AGREEMENT TO ACQUIRE XERTAIN
INC.
RENO, Nev., September 21th, 2000 / -- Innovative Gaming Corporation of America (Nasdaq: IGCA - news) today announced that IGCA and nMortgage, Inc. have agreed to terminate their merger agreement. In conjunction with the termination of the merger with nMortgage, IGCA has entered a Letter of Intent pursuant to which it would acquire a 19.5% stake in Xertain Inc. in exchange for 19.5% of IGCA and to acquire the balance of Xertain following shareholder approval. Such transaction is also dependent upon a number of conditions, including due diligence and gaming regulatory approval.

Xertain is a private Delaware corporation headquartered in Las Vegas, Nevada, whose primary business is gaming related technologies, gaming facility development and international high technology manufacturing. To request further information; contact Xertain via email at info@xertain.com.

As part of their agreement, the Company also announced that effective September 19, 2000, Roland Thomas, CEO of Xertain, was appointed as IGCA's Chief Executive Officer and Chairman of the Board. Also effective as of September 19, 2000, Ron Johnson resigned as Chairman of the Board and Chief Executive and Leo Seevers resigned as a director of IGCA. Ron Johnson will, however, continue as a director of IGCA.

The CEO of IGCA Ron Johnson provided the following comments:

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As a result of the rescission of the FMBS agreement and the subsequent acquisition of Meridian, nMortgage needed some time to restructure their business and fully implement the Meridian business plan. In the meantime, IGCA began working with Xertain to sell the gaming assets and discovered the potential synergy's of combining the two companies made business sense and should prove to be the best alternative for the IGCA shareholders.

Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high-entertainment gaming machines. The Company distributes its products both directly to the gaming market and through licensed distributors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity, the completion of the merger, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the fiscal year ended December 31, 1999. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A registration statement relating to certain securities of the Company has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may or may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
SOURCE: Innovative Gaming Corporation of America